Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement on Form S-4 of our report dated August 13, 2003, relating to the consolidated statements of operations, changes in stockholders’ equity and cash flows of Cathay Merchant Group, Inc. (formerly, Equidyne Corporation) for the year ended July 31, 2003, and to the reference to our Firm under the caption “Experts” in the Prospectus.

/s/ KBA GROUP LLP

Dallas, Texas
March 15, 2005